EXHIBIT 10.18

AGREEMENT FOR SALE OF REAL ESTATE

THIS AGREEMENT FOR SALE OF REAL ESTATE (“Agreement”) is made this day of February, 2009, by and between BIOPURE CORPORATION, a Delaware Corporation with a principal office located at 11 Hurley Street, Cambridge, MA 02141 (“Seller”), and SPEAR REALTY, LLC, a Pennsylvania Limited Liability company with a principal office located at 520 Springfield Street, Coopersburg, PA 18036 (“Purchaser”).

In consideration of the promises and the mutual covenants and agreements herein contained, and for other good and valuable consideration, receipt whereof is hereby acknowledged, the parties hereto agree as follows:

1. PURCHASE AND SALE. Subject to the terms and conditions contained in this Agreement, Seller hereby agrees to sell and convey to Purchaser and Purchaser agrees to purchase all those certain tracts or parcels of ground (and all improvements and fixtures thereon) known as 674 Souder Road consisting of a free standing plant facility with a building of approximately 18,000 square feet and onsite parking located on approximately 5.09 acres, and an adjoining vacant parcel of land consisting of approximately 2.62 acres, both located in Franconia Township, Montgomery County, together with all personal property, equipment and fixtures listed in Schedule 1 attached hereto, also as more fully described in Schedule 2 attached hereto and incorporated herein (collectively, the “Property”).

2. PRICE AND TERMS. The purchase price shall be One Million Two Hundred Thousand Dollars ($1,200,000) consisting of One Million Forty Thousand Dollars ($1,040,000.00) for the 5.09 acre parcel and improvements erected thereon and One Hundred Sixty Thousand Dollars ($160,000.00) for the adjoining 2.62 acre parcel of vacant land. The sale shall also include all personal property, equipment and fixtures (except for personal computer systems and files) as more fully set forth in the attached Schedule 1 for an additional price of Two Hundred Twenty Nine Thousand Five Hundred Dollars ($229,500.00). This amount shall be paid by Purchasers through a credit in the amount of rent due from Seller during the initial term of the Commercial Lease Agreement attached hereto as Schedule 3, which credit will be used to reduce the base rent due from Seller.

(a) Seller shall be given an option to buy back the personal property, equipment and fixtures sold hereunder pursuant to the terms and conditions set forth in the attached Commercial Lease Agreement set forth at Schedule 3.

(b) Seller shall be given a right of first refusal to purchase the Property from Buyer upon the terms and conditions contained in the attached Commercial Lease Agreement set forth at Schedule 3.

(c) A Ten Thousand Dollar ($10,000.00) deposit shall be paid by Purchaser at the signing of this Agreement. An additional One Hundred Ninety Thousand Dollars ($190,000.00) shall be due and payable from Purchaser within two (2) days of the conclusion of the feasibility period hereinafter set forth, if Purchaser elects to proceed (see paragraph 7 (b) below). All deposit monies shall be held in an interest bearing escrow account by Purchaser’s title insurance company with interest to follow application of the sales proceeds. One Hundred Thousand Dollars ($100,000.00) of the deposit monies will become nonrefundable at the conclusion of the feasibility period, except in the event of Seller’s breach of the terms and conditions of this Agreement, in which case all such monies shall be refundable.

3. CLOSING. The closing of the transactions contemplated by this Agreement (the “Closing”) shall occur concurrently with the execution of the attached Commercial Lease Agreement set forth at Schedule 3 hereof (see Paragraph 4 “Conditions and Contingencies” below). Closing on the sale shall occur on or before March 2, 2009 at the law offices of Stephen Howard, Esq., 605 N. Broad Street, Lansdale, PA 19446, or at such other time and place as the parties may hereafter mutually agree.

(a) The balance of the purchase monies for the Property in the amount of One Million Dollars ($1,000,000.00) shall be due and payable at closing in the form of a cashier’s check, certified check or by wire transfer of funds to Seller’s account, as deemed acceptable by Seller. In the event Seller selects a wire transfer of funds, it shall provide appropriate wiring instructions to Purchaser at least two days in advance of the closing.

(b) Time shall be of the essence in regard to the closing on the sale of Property hereunder. It shall not be necessary for any of the parties or their representatives to personally appear at the closing (see Paragraph 22 below).

4. CONDITIONS AND CONTINGENCIES.

(a) The obligations of the parties hereunder are expressly conditional and contingent upon the full execution of and performance of all obligations by the parties under this Agreement and the Commercial Lease Agreement attached hereto at Schedule 3.

(b) Purchaser, at its own expense, shall, prior to Closing, be permitted to conduct environmental testing and any additional testing Purchaser deems necessary or appropriate to determine the environmental condition of the Property and to establish that the Property does not have any environmental concerns or hazards. If Purchaser shall determine that the environmental testing is not to Purchaser’s satisfaction for any reason whatsoever or the Property contains evidence of hazardous substances or materials, Purchaser shall serve written notice of such findings on Seller. In this event, Purchaser shall have the option to (i) take the Property as is without reduction in Purchase Price; or (ii) to terminate this Agreement upon written notice to Seller, declaring it null and void.

(c) See paragraph 7 below for additional provisions dealing with Purchaser’s due diligence to perform inspections and testing as needed.

5. TITLE.

(a) The Property is to be conveyed on the Closing Date by Special Warranty Deed conveying to the Purchaser good and marketable fee simple title and such as will be insured by a reputable title company, at regular rates, subject to building restrictions, zoning regulations, easements, rights-of-way, reservations and other restrictions of record or visible on the Property and subject to payment of any existing notes and/or mortgage liens affecting the Property as disclosed in the title report of Buyer’s title insurance company, which notes and/or mortgages shall be paid in full by Seller at the Closing.

(i) On or before the Closing, Purchaser shall deliver to Sellers (i) a title report for the Property prepared by a title company of Purchaser’s choice (the “Title Company”),

together with legible copies of all documents listed therein as exceptions, which title report shall be accompanied by the Purchaser’s notice identifying all matters contained in such title report that Purchaser deems to be objections or defects in title to the Property. In no event shall any of the items mentioned in paragraph 5(a) above be considered a defect or objection for purposes of this paragraph. Without limiting the generality of the foregoing, Purchaser’s notice of title objections or defects may also include, if applicable, any unwillingness on the part of the Purchaser’s Title Company to issue access, survey accuracy and, if applicable, contiguity and Form 100 and 300 endorsements, all in standard form, to the title policy respecting the Property.

(b) Should Seller be unable or unwilling to correct any of Purchaser’s objections or defects to title as required in paragraph 5(a)(i), Seller shall be deemed for purposes of this Agreement to be unable to deliver good and marketable title. If Seller is unable to deliver good and marketable title, Purchaser shall have the option of taking such title as Seller can give without abatement of price, or of declaring Seller in default and terminating this Agreement.

(c) The Property shall be subject to the terms and conditions of the Commercial Lease Agreement attached hereto as set forth at Schedule 3.

6. COSTS.

(a) Purchaser shall pay for the following:

(i) Premium for title insurance, if any;

(ii) Fees and charges paid in advance to Purchaser’s mortgagee, if any; and

(iii) Purchaser’s normal counsel and inspection fees, closing and settlement costs and accruals;

(b) Seller shall pay for preparation of the deed and acknowledgements thereof.

(c) Purchaser and Seller each pay one-half (1/2) of the state and local realty transfer taxes.

(d) Seller shall pay all of its normal closing and settlement costs, including unpaid taxes to the Closing Date and counsel fees.

(e) Real estate taxes, and any other lienable items shall be apportioned as of the Closing Date with pre-closing items accruing to Seller. See paragraph 14 below for additional terms dealing with real estate taxes and municipal service fees.

7. DELIVERY OF INFORMATION TO PURCHASER; ENTRY ON THE PROPERTY; RIGHT OF TERMINATION.

(a) On or before the full execution of this Agreement, Seller shall deliver to Purchaser all reports, surveys, documents, certificates, agreements, licenses and all other information regarding the Property including all documentation in Seller’s possession regarding the environmental issues specified in paragraph 4(d) above and any other leases affecting the Property.

(b) The period that commences on the date of full execution of this Agreement and ends on the Closing is hereafter referred to as the “Feasibility Period.” During the Feasibility Period and for so long as this Agreement remains in effect, the Purchaser, or its agent(s) or designee(s), shall have the right, at reasonable times and in a reasonable manner, to enter upon and inspect the Property at their sole risk, and the Seller shall make the Property available for inspection. The Purchaser shall have the right to have an engineer of its choice inspect the Property and to make any necessary tests thereon at Purchaser’s expense, including (without limitation) environmental tests. Any entry on the Property by Purchaser or its agents or representatives pursuant to this paragraph 7 shall be subject to the following terms and conditions:

(i) Purchaser agrees to indemnify, defend and hold harmless Seller from and against any and all claims, suits, actions, liabilities, losses, damages and expenses (including, without limitation, reasonable attorney’s fees) arising from any act or omission of Purchaser or any of its employees, contractors, subcontractors, agents or invitees while in, on or about the Property; provided that notwithstanding the foregoing, Purchaser shall have no responsibility to Seller for any damage to persons or property or any release arising from or out of any negligence or willful misconduct on the part of Seller or its employees or contractors.

(ii) Purchaser agrees to repair any damage caused by such inspections to substantially the same condition as prior to the inspection.

(c) In the event that the results of Purchaser’s inspection are not acceptable to Purchaser because the premises are not zoned as hereafter represented, because of environmental concerns as described in paragraph 4(c) or failure of Seller to deliver good and marketable title as described in paragraph 5(a), Purchaser may terminate this Agreement by immediately delivering written notice of such election to Seller prior to Closing.

8. FIXTURES. All existing plumbing, heating, air conditioning, lighting fixtures, systems appurtenant thereto, utility fixtures and all permanent fixtures, including screens, storm sash, door awnings, blinds, trees, shrubbery, plantings, and mechanical systems and features attached to the Property, including HVAC, electrical and plumbing systems, unless specifically excepted in this Agreement, are included in the sale.

(a) The backup generator power system and special water treatment, disposal monitoring and distribution systems used for manufacturing processes conducted within the plant facility are also included in the sale.

9. POSSESSION AND TENDER. Possession, shall be delivered by deed, keys and physical possession of the Property at the time of Closing. The Property shall be delivered in “broom clean” condition.

10. RISK OF LOSS. Seller shall bear risk of loss until the closing, at which time the terms of the attached Commercial Lease Agreement shall apply. In the event of damage to the Property by fire or other casualty, Purchaser shall have the option of rescinding this Agreement or of accepting the Property in its then condition with the proceeds of any insurance recovery obtainable by Seller up to the Purchase Price.

11. “AS IS” PURCHASE.

(a) No Representations or Warranties. Other than as set forth herein, Purchaser understands that Seller makes no representations or warranties of any kind or character, express or implied, oral or written, with respect to the Property or the condition thereof and Purchaser is entering into the transactions described herein without relying in any manner on any such representation or warranty by Seller.

(b) Opportunity to Observe Property. The consummation of the purchase of the Property shall constitute an acknowledgment that at the time of Closing, Purchaser has observed or has had the opportunity to observe, as provided in this Agreement, the physical characteristics and condition of the Property, and hereby waives any and all objections to the physical characteristics, including acreage, and condition of the Property and structures which would be disclosed by any inspection.

(c) “AS IS” Purchase. The consummation of the purchase of the Property shall constitute an acknowledgment that PURCHASER IS PURCHASING THE PROPERTY “AS IS” AND WITH ALL FAULTS subject to all defects, whether latent or patent, risks or liabilities, including, without limitation, any and all environmental defects, risks, liabilities, or conditions, and except as expressly stated herein, is relying solely on its own and its agent’s or consultant’s investigations of the Property with respect to all matters including but not limited to the condition of the structures, building, geography, climate, soil, subsoil, existing fill, drainage, and surface and ground water quality and without regard to air rights, the availability of utilities and water, present and future zoning suitable for uses of the Property, access to public roads, proposed routes and the enlargement of roads or extensions thereof or any other condition or matter. Seller shall not be liable to Purchaser for any condition, defect, circumstance or any other matter pertinent to the Property, including without limitation failure to comply with any environmental law, regulations or ordinance including those relating to water, waste, disposal, pesticide, noise or nuisance of any applicable jurisdiction which might adversely affect the Property or any relating to the presence, existence or potential threat of sink holes, whether caused by Seller’s use of the groundwater or otherwise. However, none of the terms or conditions of this paragraph shall otherwise affect, modify, control or supercede the terms and provisions of the attached Commercial Lease Agreement. The terms and provisions of this Commercial Lease Agreement shall supercede and control over any of the terms and conditions set forth in this paragraph or elsewhere in this Agreement.

12. REPRESENTATIONS AND WARRANTIES OF SELLER AND PURCHASER.

(a) Seller. Seller represents and warrants the following to Purchaser and acknowledges that Purchaser shall rely on such representations and warranties in entering into this Agreement:

(i) Seller is a duly organized Delaware corporation with full power and authority to enter into this Agreement and to assume and perform all of its obligations hereunder and the individual(s) executing this Agreement on behalf of Seller is/are duly authorized and empowered to act for and to bind Seller. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not violate any provisions of law and do not and will not conflict with or result in the material breach of any condition or provision of any contract, mortgage, lien, lease, agreement, instrument or judgment to which Seller is a party or which is or purports to be binding upon Seller, or constitute a default thereunder, or result in the creation or imposition of any lien, charge or encumbrance upon the Property.

(ii) Seller shall deliver true and correct copies of appropriate corporate resolutions authorizing the sale and lease back of the Property at closing.

(iii) Neither has there been filed by or against Seller a petition in bankruptcy or insolvency proceedings or for reorganization or for the appointment of a receiver or trustee, nor has Seller made an assignment for the benefit of creditors. Seller[j1] is not a party to any litigation respecting the Property and knows of no litigation or threatened litigation affecting the Property or of any proposed condemnation or annexation of the Property, and Seller has not received notice of the violation of any state or federal law or municipal orders, ordinances or requirements affecting the Property.

(iv) To the best of Seller’s knowledge, the Property does not contain any hazardous waste, materials, substances, toxins or other environmentally regulated materials except as may relate to the environmental monitoring specified in paragraph 4(b) above and except for inventory of supplies properly stored at the Property. The term “environmentally regulated materials” shall mean any substance or material which is defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “acutely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” or “known to cause cancer or reproductive toxicity” (or words of similar import), petroleum products or any other chemical, substance or material which is prohibited, limited or regulated under any federal, state or local law, ordinance, regulation, order, permit, license, decree, common law, or treaty now or hereafter in force regulating, relating to or imposing liability or standards concerning materials or substances known or suspected to be toxic or hazardous to health or safety, the environment or natural resources.

(v) The current use of the Property complies with all applicable zoning ordinances. The zoning for the Property is such that all tracts or parcels can be used for the conduct of Seller’s current business operations located thereon.

(vi) Seller is the record titleholder of the Property. Except as disclosed to Purchaser, there are no rights, options or other agreements of any kind to purchase or otherwise acquire or sell or otherwise dispose of the property or any part thereof or interest therein.

(vii) The Property is free from special taxes or assessments, excepting those generally applicable to other properties in the tax district in which the Property is located.

(viii) Except as disclosed by the Seller during the feasibility period, there are no service or maintenance contracts or leases or other occupancy agreements or rights affecting the Property.

(ix) Seller has not (and to Seller’s actual knowledge, without investigation, Seller’s predecessors in title have not) made any written commitments to any governmental unit or agency, utility company, authority, school board, church or other religious body, or to any other organization, group or individual relating to the Property, except any commitments made or approved by Purchaser, which would impose any obligation upon Purchaser to make any contributions of money or land or to install or maintain any improvements. No such commitment shall be made while this Agreement is in effect except any commitments made by Seller following approval by Purchaser or made by Purchaser following approval by Seller.

(x) Seller has not (and to Seller’s actual knowledge, without investigation, Seller’s predecessors in title have not) executed or caused to be executed any document with or for the benefit of any governmental authority restricting the development, use or occupancy of the Property that (I) has not specifically been disclosed to Purchaser or (ii) will not be revealed by Purchaser’s title search of the Property.

(xi) To the best knowledge. of Seller, after due inquiry and investigation, there is no defective condition, structural or otherwise, with respect to the Property.

(xii) All representations and warranties made by Seller in this Agreement, and all information contained in any statement, document or certificate furnished to Purchaser by Seller in connection with this transaction, are free from any untrue statement of material fact and do not omit any statements of material facts. The copies of any documents furnished to Purchaser by Seller in connection with this transaction are true and complete copies of the documents in Seller’s possession. Each of the representations and warranties of Seller contained in this Agreement are acknowledged by Seller to be material and may be relied upon by Purchaser. Seller shall hold Purchaser harmless from and against any and all claims, judgments, damages, penalties, fines, costs, liabilities or losses (including without limitation, reasonable attorney’s fees) resulting from the breach by Seller of any of its representations or warranties.

(xiii) As of the Closing Date, the operating systems of all buildings located on the Property (heating, plumbing, air conditioning, ventilation, electrical, etc. together with all systems for backup electricity generation and special water treatment, disposal monitoring and distribution systems for manufacturing processes and the personal property, fixtures and equipment listed in the attached Schedule 1 will be in working order.

(b) Purchaser. Purchaser represents and warrants the following to Seller and acknowledges that Seller shall rely on such representations and warranties in entering into this Agreement:

(i) Purchaser is a Pennsylvania limited liability company, duly organized and existing under the laws of that State with full power and authority to enter into this Agreement and to assume and perform all of its obligations hereunder.

(ii) The individual executing this Agreement on behalf of Purchaser is duly authorized and empowered to act for and to bind Purchaser.

(iii) Each of the representations and warranties of Purchaser contained in this Agreement are acknowledged by Purchaser to be material and to be relied upon by Seller in proceeding with this transaction. Purchaser shall indemnify, defend and hold Seller harmless from and against any and all claims, judgments, damages, penalties, fines, costs, liabilities, or losses (including, without limitation, reasonable, attorney’s fees) resulting from the breach by Purchaser of any of its representations or warranties.

13. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All of the representations and warranties set forth in this Agreement shall terminate on the Closing Date, except those representations and warranties contained in paragraph 12 above, which shall survive the Closing Date, but shall expire one (1) year after the Closing Date. Any claim arising out of or relating to this Agreement may be asserted by a party only on or before the date when the representation or warranty to which such claim relates expires and terminates.

14. TAXES AND MUNICIPAL SERVICE FEES. Real estate taxes shall be prorated as of the Closing Date on a per diem basis and in accordance with the fiscal year utilized by each taxing authority for its assessment of taxes. Such proration shall be based on the current year’s taxes, if available, or, if not, on the immediately preceding year’s taxes. Seller shall be responsible for all water and sewer rents and municipal service fees levied against the Property prior to the Closing Date. Thereafter, the terms of the attached Commercial Lease Agreement shall apply with respect to such charges.

15. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, personal representatives and permitted assigns, but shall not be assigned by any party without the written consent of the other party hereto, which consent shall not be unreasonably withheld.

16. BROKERS. Seller has retained the services of GVA Smith Mack and shall pay any commissions due and owing to that agency in accordance with a separate commission agreement Purchaser shall have no responsibility for the payment of any fees and commissions in regard to the sale by Seller of the Property. Both parties state and represent that except as set forth herein, they have not been represented by, nor have they employed a realtor, broker, or agent relative to this transaction, that no fees or commissions are due and that each releases and holds the other harmless as to any claims related to such fees or commissions.

17. DEFAULT BY EITHER PARTY. Seller agrees in the event of its default, that it shall immediately refund all deposit monies to Buyer and shall promptly sign any documents required to accomplish such refund. Should Purchaser violate or fail to perform and fulfill the terms and conditions of this Agreement, and Seller is not in default hereunder, One Hundred Thousand Dollars of the deposit monies shall be nonrefundable. In addition, both Purchaser and Seller shall be able to avail themselves of any and all remedies available at law or in equity.

18. NOTICES. Any notices hereunder shall be deemed sufficiently given if sent by overnight courier service, or hand delivered to the following individuals at the following addresses:

(a)	If to Seller:

Biopure Corporation

11 Hurley Street

Cambridge, MA 02141

With a copy to:

Jane Kober

750 Third Ave., Ninth floor

New York, NY 10017

(b)	If to Purchaser:

Spear Realty, LLC

520 Springfield Street

Coopersburg, PA 08036

With a copy to.

Stephen M. Howard, Esq.

605 North Broad Street

Lansdale, PA 19446

20. ENTIRE AGREEMENT, MODIFICATIONS. This Agreement and the Reorganization Agreement and the documents and instruments and other agreements referenced therein represent the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, with respect to the subject matter hereof. There shall be no modifications of this Agreement except as may be set forth in writing and executed by all parties hereto.

21. GOVERNING LAW. This Agreement shall be construed and governed by the laws of the Commonwealth of Pennsylvania.

22. COUNTERPARTS. This Agreement may be executed in one or more counterparts and all shall constitute one and the same instrument. In addition, this Agreement may contain more than one counterpart of the signature page, and may be executed by affixing of the signatures of each of the parties to one of such counterpart signature pages; all of such counterpart signature pages shall be read as though one and they shall have the same force and effect as though all of the signers had executed a single signature page. Facsimile or email signatures contained on each of the counterparts shall be acceptable for execution of this Agreement. To the extent any of the parties transmit counterpart signature pages via fascimile or email, they represent and warrant to the other party that such signatures shall be true and correct and may be relied upon by the receiving party.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

“Seller”

Biopure Corporation

By:	/s/ Zafiris G. Zafirelis
Name:	ZAFIRIS G. ZAFIRELIS
Title:	PRESIDENT

“Purchaser”

By:	/s/ Gerald Spear
Name:	Gerald Spear
Title:	Manager

Schedule 1

LIST OF PERSONAL PROPERTY, FIXTURES AND EQUIPMENT

INCLUDED IN THE SALE

Schedule 2

DESCRIPTION OF PROPERTY

Those Legal Descriptions more fully set forth in the attached Deeds summarized as follows:

1. Deed dated June 12, 2001 from Moyer Packing Company, a Pennsylvania Corporation, as Grantor to Biopure Corporation, a Delaware Corporation, as Grantee.

2. Deed dated May 21, 2002 from Moyer Packing Company a Pennsylvania Corporation as Grantor to Biopure Corporation, a Delaware Corporation, as Grantee.

Schedule 3

COMMERCIAL LEASE AGREEMENT